Exhibit 99.1

Jack in the Box Inc. Exploring Strategic and Financing Alternatives to Maximize Shareholder Value

SAN DIEGO--(BUSINESS WIRE)--December 17, 2018--Jack in the Box Inc. (NASDAQ:JACK) today announced that its Board of Directors and management team, with the support of legal and financial advisors, is exploring a range of strategic and financing alternatives to maximize shareholder value. Potential alternatives could include, among other things, a sale of the Company or executing on the Company’s previously announced plans to increase its leverage.

The Company’s Board has not set a timetable for the conclusion of this process nor has it made any decision related to any strategic or financing alternative at this time. The Company has had discussions with potential buyers; however, it noted that there can be no assurance that the exploration of strategic and financing alternatives will result in a transaction. That said, in the absence of a strategic transaction the Company remains committed to its previously communicated plan to have a new capital structure in place by the end of the first half of fiscal 2019. That capital structure could include, among other things, a securitization or bond issuance.

The Company does not intend to comment further regarding the review unless or until it determines that further disclosure is appropriate or required by law.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about the company’s business and the industry in which the company operates. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond management’s control. Factors that may cause actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchisee development; litigation risks; the company's ability to enhance shareholder value; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; the company’s ability to obtain additional financing and increase its debt leverage; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407

Media Contact:
Brian Luscomb, (858) 571-2291